                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____)

Filed by the Registrant                           [ ]
Filed by a Party other than the Registrant        [x]

Check the appropriate box:

[x]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11 (C) or
       Section 240.14a-12

                         FURR'S/BISHOP'S, INCORPORATED
                (Name of Registrant as Specified In Its Charter)

             TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.


       1)     Title of each class of securities to which transaction applies:

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       2)     Aggregate number of securities to which transaction applies:

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       3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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       4)     Proposed maximum aggregate value of transaction:

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       5)     Total fee paid:

              ------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:
                                       -----------------------------------------
       2)     Form, Schedule or Registration Statement No.:
                                                             -------------------
       3)     Filing Party:
                             ---------------------------------------------------
       4)     Date Filed:
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
                              PRELIMINARY COPIES

                          PROXY STATEMENT OF TEACHERS
                       INSURANCE AND ANNUITY ASSOCIATION
                    OF AMERICA IN OPPOSITION TO THE CURRENT
                     BOARD OF DIRECTORS OF FURR'S/BISHOP'S,
                                  INCORPORATED

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                           SCHEDULED FOR MAY 28, 1998


Dear Fellow Stockholders of Furr's/Bishop's, Incorporated:

       This Proxy Statement and the accompanying BLUE proxy card are being furnished by Teachers Insurance and Annuity Association of America, a New York corporation ("Teachers"), to holders of the common stock (the "Stockholders"), par value $.01 per share (the "Common Stock"), of Furr's/Bishop's, Incorporated, a Delaware corporation (the "Company"), in connection with the solicitation of proxies (the "Proxy Solicitation") to be used at the 1998 Annual Meeting of Stockholders to be held on Thursday, May 28, 1998, at 10:00 o'clock a.m., local time, at the Holiday Inn Civic Center at 801 Avenue Q, Lubbock, Texas, or at any adjournment or postponement thereof (collectively, the "Annual Meeting"). As of April 22, 1998, the record date for the Annual Meeting (the "Annual Meeting Record Date"), Teachers beneficially owned an aggregate of 8,607,637 shares, or approximately 17.7% of the Company's outstanding Common Stock.

     The Company has indicated, as set forth in its proxy materials dated April 28, 1998 (the "Company Proxy Materials"), that it intends to nominate at the Annual Meeting a slate of nine candidates (the "Company Nominees") for the Company's Board of Directors. Teachers is opposed to that slate and is soliciting your proxy in support of the following six nominees: Jacob C. Baum, Suzanne Hopgood, Damien W. Kovary, William J. Nightingale, Gilbert C. Osnos and Barry W. Ridings (the "Teachers Nominees") to the Company's Board of Directors in opposition to the Company's slate. Teachers is not soliciting proxies for the other three positions on the Board of Directors, but Teachers also intends to vote the shares of Common Stock it beneficially owns for William C. Hale, one of the Company Nominees. Teachers believes that a seven member Board of Directors would function more efficiently and cooperatively. Teachers does not see the need to have a nine member Board of Directors for a company of this size and believes a large Board would not be able to work as cooperatively, openly and efficiently as a seven member board. As a result, Teachers is also proposing that the Stockholders adopt an amendment to the Bylaws or otherwise authorize and recommend the reduction in the size of the Board of Directors to seven members (the "Teachers Bylaw Proposal"). See "Voting and Proxy Procedures."

     Although Teachers is soliciting proxies for only six nominees, Teachers also intends to vote for William C. Hale, one of the Company Nominees. If you only want to vote for the Teachers Nominees, complete, sign, date and submit the enclosed BLUE proxy card in the enclosed postage pre-paid envelope that is addressed to Teachers. If you want to vote for the Teachers Nominees and William
C. Hale or any other Company Nominee you must submit the enclosed BLUE proxy card together with the Company's [WHITE] proxy card. Remember: your last dated proxy is the only one that counts, so you must (i) submit the enclosed BLUE proxy card indicating your grant of authority to vote FOR the Teachers Nominees and to vote FOR the Teachers Bylaw Proposal, (ii) submit the Company's [WHITE] proxy card indicating that you WITHHOLD AUTHORITY to vote for at least eight of the Company Nominees by writing the names of each of the nominees that you do not desire to vote for in the space indicated on such proxy card, (iii) staple Teachers' and the Company's proxy cards together, (iv) date both proxy cards the same date and (v) submit both proxy cards in the enclosed postage pre-paid envelope that is addressed to Teachers. There can be no assurance that William
C. Hale or any other Company Nominee will agree to serve as a Director of the Company if the Teachers Nominees are elected. If you only want to vote for the six Teachers Nominees, please complete, sign, date and return the enclosed BLUE proxy card and return it in the enclosed envelope and do not complete or submit a Company proxy card. See "Voting and Proxy Procedures."

     This Proxy Statement and BLUE proxy card are first being mailed or furnished to Stockholders on or about May ___, 1998.



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       The election of the Teachers Nominees and the reduction in the size of the Board of Directors will allow the Teachers Nominees, to the extent they vote in the same manner on matters presented to the Board, to make decisions consistent with maximizing Stockholder value. Teachers is seeking a change on the Company's Board of Directors because of its disappointment with the current poor performance of the Company as evidenced by the overall decline in share price while the current Board has been in office, and its belief that the current Board of Directors has been unable to implement an effective strategic plan (or plans) to maximize Stockholder value. Teachers also believes that a change is necessary to restore confidence in the Board and ensure its ability to act effectively, cooperatively and as appropriately to accomplish this goal. If elected, the Teachers Nominees, acting independently of Teachers in accordance with their fiduciary duties, would work effectively and cooperatively to maximize Stockholder value. Maximizing Stockholder value may include, but is not limited to, a sale of the Company, exploration of merger and acquisition opportunities, a change in the senior management and/or a successful implementation of a well structured strategic plan. However, the Teachers Nominees are open to considering all alternatives. See "Reasons for Electing a New Board."

       WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD(S) IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED. BY SO DOING, YOU WILL GRANT TEACHERS YOUR PROXY TO VOTE YOUR SHARES FOR THE ELECTION OF THE TEACHERS NOMINEES AND FOR THE TEACHERS BYLAW PROPOSAL. Teachers is not soliciting your proxy to vote for any Company Nominees and you cannot use Teachers' proxy card to vote for any of the Company's Nominees. WE URGE THAT YOU DO NOT SIGN AND RETURN ANY PROXY CARD PROVIDED BY THE COMPANY, UNLESS YOU INTEND TO VOTE FOR ONE ADDITIONAL COMPANY NOMINEE. In order to vote FOR the Teachers Nominees and one Company Nominee, you must (i) submit the enclosed BLUE proxy card indicating your grant of authority to vote FOR the Teachers Nominees and to vote FOR the Teachers Bylaw Proposal, (ii) submit the Company's [WHITE] proxy card indicating that you WITHHOLD AUTHORITY to vote for at least eight of the Company Nominees by writing the names of each of the nominees that you do not desire to vote for in the space indicated on such proxy card, (iii) staple Teachers' and the Company's proxy cards together, (iv) date both proxy cards the same date and (v) submit both proxy cards in the enclosed postage pre-paid envelope that is addressed to Teachers. If you have already completed a [WHITE] proxy card, and want to change your vote, you can either submit a BLUE proxy card if you want to vote for only the six Teachers Nominees or if you want to vote FOR the Teachers Nominees and one Company Nominee contact the Company at (806) 792-7151 to get an additional WHITE proxy card and follow the procedures set forth above, submitting later dated proxy cards.

       Your vote is important, no matter how many or how few shares you hold. We hope you will agree with Teachers' goal of electing members to the Company's Board who will work to maximize Stockholder value, and that the election of the Teachers Nominees can make a difference and benefit all of the Stockholders.
If you agree, complete, sign, date and return the BLUE proxy card.

       If your shares are held in the name of a brokerage firm, bank or nominee, only they can vote your shares and only upon receipt of your specific instructions. Accordingly, please return the BLUE proxy card in the envelope provided by your bank or broker or contact the person responsible for your account and give instructions for such shares to be voted for the Teachers Nominees.

       If your shares are registered in more than one name, the BLUE proxy card must be signed by all such persons to ensure that all shares are voted for the Teachers Nominees.




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       Holders of record of shares of Common Stock as of the Annual Meeting
Record Date, are urged to submit a proxy even if such shares have been sold after that date. The number of shares of Common Stock outstanding as of the Annual Meeting Record Date is stated in the Company's Proxy Materials. Each share of Common Stock is entitled to one vote at the Annual Meeting. Directors are elected by a plurality of the votes cast with a quorum present. The person who receives the greatest number of votes represented in person or by proxy at the Annual Meeting will be elected a Director of the Company. The vote required for the adoption of the Teachers Bylaw Proposal is a majority of the issued and outstanding shares of Common Stock as of the Annual Meeting Record Date.

       Under applicable Delaware law, abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved, while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal. See "Voting and Proxy Procedures."

       If you have any questions or need assistance in voting your shares, please contact Clifford S. Haye at Teachers at (212) 916-4247.





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
                        REASONS FOR ELECTING A NEW BOARD

POOR PERFORMANCE OF THE CURRENT BOARD OF DIRECTORS

       Teachers is soliciting your proxy to enable the Company to have a highly qualified and cohesive Board of Directors, which will work independently of Teachers in a constructive manner for the benefit of all Stockholders. Teachers seeks your help to elect these six Directors, who have substantial experience either with the Company (two of the Teachers Nominees are current Directors), in the restaurant industry or in the turnaround of troubled companies, such as the Company. Teachers believes that the Teachers Nominees will work effectively, cooperatively and proactively together to maximize Stockholder value. Teachers believes the Teachers Nominees will also be responsive to Stockholder concerns and will implement Board and management direction for the benefit of all of the Stockholders.

       Although the current Board of Directors (in recognizing the dissatisfaction of certain Stockholders) has proposed a management slate which consists of three new candidates (with no experience with the Company) and two additional candidates (who were elected in March 1998 without Stockholder vote by existing Board members), there can be no assurance that these candidates, if elected, would serve together with the other Company Nominees in an effective and cooperative manner and be responsive to Stockholder concerns.

       Set forth below are a number of significant reasons why Teachers believes a change is mandated at this time:

       o Since the restructuring of the Company in 1996, the market price of the Company's Common Stock has consistently declined and hit an all time low in the period prior to the filing of Teachers'
              Schedule 13D on March 6, 1998. From 1993 to 1997, the S&P 500 Index rose significantly. Even comparable companies used by the Company in the Company Proxy Materials have increased their market value for their stockholders by more than 150% from 1993 to 1997. All any Stockholder needs to do is to review the performance graph on page 15 of the Company's Proxy Materials to see why a change is necessary to improve Stockholder value.

       o Since 1996, in Teachers' view, the current Board of Directors has not provided tangible evidence of any meaningful or sustained growth or positive change in the Company's financial performance. Overall, sales for fiscal year 1997 decreased from fiscal year 1996, resulting in a net loss to the Company. Although the Company recently indicated an increase in net income for the first quarter of 1998 as compared to the first quarter of 1997,





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              an analysis of the results reveals that, after adjusting for extraordinary items (i.e. write downs and a litigation award) only a small part of this increase was attributable to actual operating results.

       o Notwithstanding the management's arguments that the Company is on the verge of a turnaround, Kevin Lewis, as Chairman of the Board, recently completed selling all of the shares he owned in the Company.

       o Teachers believes that the current Board is not PROACTIVE. The Company's current Board of Directors has not created or implemented any well-developed strategic plan to maximize Stockholder value and has not considered the full range of other alternatives. See "Lack of Full Consideration of All Alternatives."

       o Teachers believes that the current Board is also ineffective and has been unable to provide DIRECTION, GUIDANCE OR EFFECTIVE LEADERSHIP. See "Kmart Concessions and Related Fees." Teachers believes that the Board has had significant problems in implementing any meaningful proposals for growth. Management's efforts to remodel restaurants has only resulted in a few remodelings to date. The Company needs a Board that will IMPLEMENT well-developed strategic plans. See "Elimination of Board Dissension and Management Issues."

       o The Company's current Board of Directors has approved high consulting fees, executive compensation and golden parachutes to certain members, notwithstanding the Company's poor performance. See "High Executive Compensation."

THE CURRENT BOARD OF DIRECTORS MAY ARGUE THAT THEIR PROPOSED SLATE OF DIRECTORS REPRESENTS A "NEW" DIRECTION FOR THE COMPANY. PLEASE DO NOT ALLOW THE MAJORITY OF THIS CURRENT BOARD OR A SELECTED FEW THEREOF TO NOMINATE REPLACEMENTS THEY HAVE CHOSEN OR ADDITIONAL NEW MEMBERS IN AN ATTEMPT TO DISGUISE THEIR PRIOR RESULTS AND POOR PERFORMANCE.

       Two of the current Directors have recognized the problems with the current Board of Directors and have agreed to serve as Teachers Nominees. Teachers believes that these two current Board members, who have expressed dissatisfaction with prior Board functioning, will provide continuity that can enhance an effective implementation of a strategic plan to maximize Stockholder value.

KMART CONCESSIONS AND RELATED FEES

       In November 1993, the Company and Kevin Lewis negotiated an agreement with Kmart to reduce the aggregate monthly rent for the period January 1, 1997 through December 31, 1999 by 20%, an agreement that conveniently includes a provision that if Mr. Lewis ceases to be Chairman of the Board before 1999, the rent reductions would be subject





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
to termination. In addition, the current Board of Directors appears to have paid Mr. Lewis significant consulting fees for rent concessions. Mr. Lewis responded by selling his shares of Common Stock in the Company. Based on the Company's Proxy Materials, the Company, after letting the situation continue for a number of years, has now decided not to nominate Mr. Lewis to the Company's Board of Directors at the Annual Meeting. It is disappointing that the current Board of Directors has not found a way to maintain the Kmart rent concessions without having to maintain Kevin Lewis as Chairman of the Board. Teachers believes that the Teachers Nominees, if elected, will be in a position to act promptly and directly to address the issue.

LACK OF CONSIDERATION OF ALL ALTERNATIVES

       Teachers also believes that the Company and its current Board of Directors have not promptly or fully considered all alternatives available to the Company to maximize Stockholder value. As an example, Teachers understands that a potential acquiror in 1997 made acquisition/alliance overtures to certain members of the current Board of Directors of the Company. It is Teachers' belief that certain members of the Board of Directors of the Company initially rebuffed the overtures made by such acquiror and delayed in such minimal consideration as the Board eventually given by the Board. In addition, although urged by stockholders to retain professional assistance to consider all alternatives, the Board failed to act promptly and delayed retaining an investment banker until late 1997, and only after stockholder correspondence.

       Teachers believes that this failure to give due consideration to alternatives for the Company and other non-action does not benefit the Company and its Stockholders. Given the Company's refusal to consider such proposals or seek other alternatives, Teachers is proposing the election of the Board of Directors which it believes WOULD consider all strategic alternatives and WOULD aggressively pursue creating alternatives to maximize stockholder value, in a manner consistent with the duties owed to the Stockholders.

ELIMINATION OF BOARD DISSENSION AND MANAGEMENT ISSUES

       Teachers believes that since 1996 there has been significant dissension on the Board and a lack of leadership. Teachers believes that the Board has been slow to install management and implement strategic plans for the Company that would result in a significant turnaround in operating results or otherwise maximize Stockholder value. Because of this, there have been a number of director vacancies and management voids. As a result, the Company has faltered and has not demonstrated any turnaround, as was initially expected in 1996. Teachers believes that this is a direct result of the ineffectiveness of the current Board of Directors.

       On March 6, 1998, Teachers publicly announced that it might seek proxies to elect candidates nominated by Teachers at the Annual Meeting. In response to this perceived threat, the Company enlarged the Board from seven to nine members and hastily elected two new Board members. Following Teachers' identification in an amendment to its Schedule 13D of five persons it proposed to nominate for election to the Board, the current Board of Directors proposed a separate





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slate and nominated three, additional, new candidates to the Board as management's slate. These five individuals who are on management's slate, if elected, would constitute a new majority for the Board. Who are these new nominees and what do they stand for? Are the Company Nominees a committed, cohesive group that have clear ideas about how the Company should be operated to maximize Stockholder value? The Company does not answer any of these questions in the Company Proxy Materials. In fact, Teachers now believes that this "new and improved" composition of the Board of Directors was decided only after realizing the actions Teachers might take. Teachers also believes this decision was primarily made by a select few of the current Directors (Kevin Lewis, Ken Reimer and E.W. Williams) without adequate input from certain other of the current Board members. In what Teachers believes is all-too-customary operating procedure for this Board, Teachers believes that the recomposition of the Board, along with the purpose therefore, was not considered adequately by the whole Board. Teachers believes that not all members of the current Board of Directors had the opportunity to meet or interview the new nominees on the Company's slate before they were nominated by the Board of Directors. In any event, this quickly constructed response was too little, too late. Teachers believes that these unilateral, defensive actions continue to cost the Company money and time, both of which it cannot afford to lose.

         Additionally, even existing management of the Company has also been sporadic, at best. Although the Board attempted to fill CEO-level management for the Company with the election of Mr. Papit as President in March 1998, Teachers believes Mr. Papit's vacillation in making a full commitment to the Company resulted in leadership voids. As disclosed by the Company, Mr. Papit announced his resignation in September 1997, effective October 29, 1997, but then decided to remain with the Company through the first quarter of 1998. Such job indecision on the part of senior management leaves the Company in a high state of uncertainty and cannot effectively serve the needs of the Stockholders.

         It has belatedly come out that, in an attempt to solve the management void expected in March 1998 and in response to Teachers' disclosure regarding a potential proxy solicitation, a questionable new employment agreement was executed by Mr. Papit. See "High Executive Compensation." That agreement was entered into on March 23, 1998 but not disclosed until April 28, 1998. Mr. Papit is not even required to spend his full efforts and energies managing the Company; instead, he only has to spend half of his working time in Lubbock at the Company's headquarters. Mr. Papit lives in Dallas, Texas and is free to travel, look at restaurants or work in a potential new executive office in Dallas during the other half of his working time. Teachers does not believe that this Company can be effectively managed in this manner. The Stockholders need a better arrangement from the Board, to have a full-time, on-site CEO to effectively manage the Company.

HIGH EXECUTIVE COMPENSATION

       According to the Company's public filings, the Board paid certain Board members and senior management over $1,320,561 for fiscal year 1997, including some $250,000 to Kevin Lewis, just for being Chairman of the Board. In that same year, the market price of the Company's Common Stock declined significantly.





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
       In addition, the restructuring of Mr. Papit's employment relationship in March 1998, after Teachers' Schedule 13D was filed, resulted in the Board's questionable decision to increase Mr. Papit's compensation to include $30,000 per month base salary ($360,000 per year), participation in the Company's executive bonus plan and other executive benefit programs, and a stock option to purchase 500,000 shares of the Company's common stock at $.75 per share, vesting over five years, with accelerated vesting in the event of a "change of control", defined as, among other things, a change in the majority of the current Board of Directors. Rather than aligning such options with improved performance, however, the new agreement provides such options to Mr. Papit even if they are achieved by others, including a new Board of Directors. In addition, in the face of Teachers' public filings indicating its intent to go forward with this proxy solicitation, the Board of Directors agreed to provide Mr. Papit with a "golden parachute" under which, Mr. Papit would receive in one lump sum an amount equal to eighteen times his monthly base salary then in effect, which, if enforceable, could be as much as $540,000 (based on Mr. Papit's present salary), if a "change of control" occurs (which, as defined, would include election of the Teachers Nominees) and Mr. Papit's unilateral decision that he does not want to work for the new Board. Obviously, the Company was a good investment opportunity for Mr. Papit and senior management -- but not necessarily for the Stockholders.

       Teachers believes that effective executives should be well compensated and that such compensation should be tied directly to reasonable performance expectations. However, Teachers also believes that it is entirely inappropriate to reward executives while the Company's business is suffering. And, in Teachers view, there is absolutely no justification for granting significant severance benefits when termination is based on a failure to perform or other "good cause." This Proxy Solicitation does not directly address the issue of executive compensation. However, Teachers anticipates that a newly constituted Board of Directors will revisit the Company's executive compensation arrangements and will bring them into line with other publicly held companies of comparable size.





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
                       NOMINEES FOR ELECTION AS DIRECTORS

       According to the Company's proxy materials, nine Directors are to be elected at the Annual Meeting. Teachers is proposing the election of the Teachers Nominees to the Board of Directors who, if elected, will constitute a majority of the Company's Board of Directors and each will hold office until the 1999 Annual Stockholders Meeting and until a successor has been elected and qualified, or until his earlier death, resignation or removal.

       The Certificate of Incorporation of the Company provides that, except as otherwise provided by law, any vacancies in the Board of Directors resulting from the removal of Directors or otherwise may be filled by a majority vote of the Directors then in office, whether or not a quorum is present or by a sole remaining Director. Each Director so chosen shall hold office until the next annual meeting and until his successor shall be duly elected and qualified, unless sooner displaced.

       The following information concerning age, principal occupation, business experience and directorships during the last five years has been furnished to Teachers by the Teachers Nominees:

 Jacob C. Baum                    Jacob C. Baum (age 41)  has served as President, Chief Executive Officer
 Engles, Urso, Follmer            and principal stockholder of Canyon Cafes, Inc. since its formation in 1989
 Capital Corporation              until its acquisition by Apple South, Inc., a publicly held company, in July
 3811 Turtle Creek Blvd.,         1997. Since the acquisition,  Mr. Baum has continued to serve as President
 Suite 1300                       of the Canyon Cafes division of Apple South, Inc. until recently when he
 Dallas, Texas  75219             became Chairman of the Board of this division and joined Engles, Urso,
                                  Follmer Capital Corporation, a leveraged buy-out firm, as a principal. In his various positions, Mr. Baum  was principally responsible for growing Canyon Cafes to over $50 million in annual sales. At various times, Mr. Baum has also been the owner/president of Sam's Cafe, Hampton's Market, Newport's and Nickel
                                  City Grill.

 Suzanne Hopgood                  Suzanne Hopgood (age 49) has served as President of the Hopgood Group
 The Hopgood Group                since founding the company in 1985. Such company provides consulting,
 100 Wells Street, Suite 210      development and brokerage services to hotel investors. Prior to founding
 Hartford, Connecticut  06103     the Hopgood Group, she served as Second Vice President at Aetna Realty
                                  Investors where she oversaw one-third of the corporation's multi-billion dollar real estate equity portfolio. Before joining Aetna, she was Vice
                                  President and Senior Loan Officer of the Lowell Institution for Savings in
                                  Lowell, Massachusetts. Ms. Hopgood serves on the board of directors of the
                                  Real Estate Finance Association, Greater Hartford Arts Council and is a
                                  director emerita of the Connecticut Business & Industry Association.

 Damien W. Kovary                 Damien W. Kovary (age 43) has served as a Managing Director of Heico
 Heico Acquisitions               Acquisitions, a subsidiary of Heico Companies, LLC, since 1997. Prior to
 152 West 57th Street             joining Heico Acquisitions, Mr. Kovary was the Managing Director of the
 55th Floor                       Special Loan Unit at Teachers from 1986 to 1997. Before joining Teachers,
 New York, New York  10015        Mr. Kovary was a Vice President in the Workout Department at Marine
                                  Midland Bank from 1982 to 1986. While at Marine Midland Bank, Mr. Kovary also served as President of MarMid Energy Corp. and TOMAR Energy Corp.





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

 William J. Nightingale           William J. Nightingale (age 68) has been a Senior Advisor of Nightingale &
 Nightingale & Associates         Associates, LLC since founding the company in 1975. Such company provides
 195 Rowaytan Ave.                general management consulting to clients who sell consumer and industrial
 Rowaytan, Connecticut  08653     products, natural resource and financial and business services. Prior to founding Nightingale & Associates, LLC, he served as President and Chief
                                  Executive Officer of the Bali Company, Inc., a manufacturer of women's apparel. Before joining Bali, he was Vice President and Chief Financial
                                  Officer of Hanes Corporation.

 Gilbert C. Osnos                 Gilbert C. Osnos (age 67) has been President of Gilbert C. Osnos & Co.,
 Osnos and Company                Inc. since 1981, and a partner in Grisanti Galef & Osnos Associates since
 230 Park Avenue, Suite C-301     1981. Mr. Osnos began with Grisanti Galef in 1979, and became a partner in
 New York, New York  10169        1981. Gilbert C. Osnos & Co., Inc. was also formed in 1981 doing business as Grisanti Galef & Osnos Associates. Mr. Osnos was a director of the
                                  Turnaround Management Association from 1988 to 1993 and Chairman in 1990 to 1991 and a director of Trivest Financial Services Corporation and
                                  Reprise Capital from 1989 to 1991. Mr. Osnos serves on the board of directors of Mrs. Fields, Inc. and American Mirrex.

 Barry W. Ridings                 Barry W. Ridings (age 45) has been a Managing Director of BT Alex. Brown
 BT Alex. Brown Incorporated      Incorporated, a major investment banking firm and wholly-owned subsidiary
 1290 Avenue of the Americas      of Bankers Trust Corporation, since 1990. Mr. Ridings manages BT Alex.
 10th Floor                       Brown's Restructuring Group and is active in such firm's mergers and
 New York, New York  10104        acquisitions and public debt activities. Before joining BT Alex. Brown
                                  Incorporated, Mr. Ridings was a Managing Director at Drexel Burnham
                                  Lambert. Mr. Ridings serves on the board of directors of Noodle Kidoodle
                                  Inc., Norex Industries, Search Capital Group, SubMicron Systems, Telemundo
                                  Group and TransCor Waste Services Corp.


       The Teachers Nominees have entered into an agreement with Teachers whereby Teachers has agreed to bear all costs and expenses of, and indemnify against any and all liability incurred by, the Teachers Nominees in connection with the Teachers Nominees being a nominee in this Proxy Solicitation. The Teachers Nominees will receive Directors' fees upon their election as a Director of the Company in accordance with the Company's then practice.

       None of the corporations or organizations in which the Teachers Nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company and the Teachers Nominees do not hold any position or office with the Company, have any family relationship with any executive officer or Director of the Company or each other, or has been involved in any legal proceedings of the type required to be disclosed by the rules governing this solicitation.

                            TEACHERS BYLAW PROPOSAL

       The Company's Bylaws, as filed with the SEC, state that the Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed by the incorporator and thereafter from time to time by the Board of Directors. Effective April 1, 1998, the Board of Directors increased the size of the Board to nine members. Teachers believes that this action was taken in response to Teachers announcement that it intended to solicit proxies to elect the Teachers Nominees at the Annual Meeting. Teachers also believes that a company of this size does not need a nine member Board and that the Company and its Stockholders would be better served by a Board that is a smaller and more cohesive group. Teachers, therefore, proposes that the Stockholders approve adoption of an amendment to the Bylaws to the effect that the following sentence replaces the first sentence of Article III, Section 1 of the Company's Bylaws:

            "The Board of Directors shall consist of seven members."

       Pursuant to the Teachers Bylaw Proposal, the Stockholders are also being asked to authorize and direct the Company's Board of Directors and management to take all necessary and appropriate action to effectuate the foregoing amendment.

       Teachers intends to present the Teachers Bylaw Proposal at the Annual Meeting before the votes are cast on election of Directors in order to eliminate any question regarding the size of the Board and the casting of ballots therefore. If Teachers is not recognized by management of the Company for this purpose, it will still seek to take whatever legal action may be appropriate to reduce the size of the Board of Directors by two, including suggesting to the newly elected Board following the Annual Meeting that they adopt an amendment to the Bylaws to effectuate this purpose.

       Pursuant to the Company's Bylaws, any amendment to the Bylaws must be approved by holders of a majority of the outstanding capital stock entitled to vote thereon. To the extent that the Company's constituent documents require prior notice of a Bylaw change be given to Stockholders, the foregoing shall be deemed notice of the Teachers

Bylaw Proposal or a waiver of such notice provision. Likewise, a vote FOR approval of the Bylaw amendment will be deemed an authorization or recommendation to effect a reduction in the number of Directors to seven.

                                    TEACHERS

       Teachers owns in the aggregate 8,607,637 shares of Common Stock, representing approximately 17.7% of the shares outstanding and is a New York corporation organized to invest in securities, whose principal and executive offices are located at 730 Third Avenue, New York, New York 10017.

                            SOLICITATION OF PROXIES

       Proxies may be solicited by Teachers by mail, advertisement, telephone, facsimile, telegraph and personal solicitation. Teachers will be principally responsible for soliciting proxies for the Teachers Nominees and certain of its employees will perform secretarial work in connection with the solicitation of proxies, for which no additional compensation will be paid. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward Teachers' solicitation material to their customers for whom they hold shares and Teachers will reimburse them for their reasonable out-of-pocket expenses.

       The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by Teachers. Although no precise estimate can be made at the present time, Teachers currently estimates that the total expenditures relating to the Proxy Solicitation incurred by Teachers will be approximately $200,000 of which $90,000 has been incurred to date. Teachers intends to seek reimbursement from the Company for those expenses incurred by Teachers, if the Teachers Nominees are elected to the Board of Directors, but does not intend to submit the question of such reimbursement to a vote of the Stockholders.

                          VOTING AND PROXY PROCEDURES

       Stockholders are urged to complete, sign, date and return the enclosed BLUE proxy card in the postage-paid envelope in time to be voted at the Annual Meeting. If you wish to vote for the six Teachers Nominees, you must submit the enclosed BLUE proxy card. If you also want to vote for one of the Company Nominees, you must (i) submit the enclosed BLUE proxy card indicating your grant of authority to vote FOR the Teacher's Nominees and to vote FOR the Teachers Bylaw Proposal, (ii) submit the Company's [WHITE] proxy card indicating that you WITHHOLD AUTHORITY to vote for at least eight Company Nominees by writing the names of each of the nominees that you do not desire to vote for in the space indicated on such proxy card, (iii) staple Teachers' and the Company's proxy cards together, (iv) date both proxy cards the same date and (v) submit both proxy cards in the enclosed postage pre-paid envelope that is addressed to Teachers.

       If you have already returned the Company's proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently completing, signing, dating and mailing the enclosed BLUE proxy card. If you have already completed a [WHITE] proxy card, and want to change your vote, you can either submit a BLUE proxy card if you want to vote for only the six Teachers Nominees or if you want to vote FOR the Teachers Nominees and one Company Nominee contact the Company at (806) 792-7151 to get an additional WHITE proxy card and follow the procedures set forth above, submitting later dated proxy cards. ONLY YOUR LATEST DATED PROXY CARDS WILL COUNT AT THE ANNUAL MEETING. Execution of a BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation, (ii) submitting a duly executed proxy being a later date to the Company or (iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

       Election of the Teachers Nominees requires the affirmative vote of a plurality of the votes cast with respect to each Director nominee at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting. Consequently, only shares of Common Stock that are voted in favor of a particular Nominee will be counted toward such Nominee's attaining a majority of votes. Shares of Common Stock present at the meeting that are not voted for a particular Nominee (including broker non-votes) and shares of Common Stock present by proxy where the Stockholder properly withheld authority to vote for such Nominee will not be counted toward such Nominee's attainment of a plurality.

       Adoption of the Teachers Bylaw Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Common Stock of the Company.

       Shares of Common Stock represented by a valid, unrevoked BLUE proxy card will be voted as specified. You may vote FOR the election of the six Teachers Nominees or withhold authority to vote for the election of the Teachers Nominees by marking the proper box on the BLUE proxy card. You may also withhold your vote from the Teachers Nominees by writing the same name of such nominees in the space provided on the BLUE proxy card. You may also vote FOR, AGAINST or ABSTAIN from the Teachers Bylaw Proposal. If no specification is made, such shares will be voted FOR the election of the Teachers Nominees and FOR the adoption of the Teachers Bylaw Proposal.

       Except as set forth in this Proxy Statement, Teachers is not aware of any other matter to be considered at the Annual Meeting. The grant of the enclosed BLUE proxy card to Teachers however, will authorize Teachers to have discretionary voting authority regarding any other business that may properly come before the Annual Meeting.

       If your shares are held in the name of a brokerage firm, bank or other nominee, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the BLUE proxy card.

       Only holders of record of Common Stock on the Annual Meeting Record Date will be entitled to vote at the Annual Meeting. If you are a Stockholder of record on the Annual Meeting Record Date, you will retain the voting rights in connection with the Annual Meeting even if you sell such shares after the Annual Meeting Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Annual

Meeting Record Date, or grant a proxy to vote such shares on the BLUE proxy card, even if you sell such shares after such date.

       Teachers believes that it is in your best interest to elect the Teachers Nominees at the Annual Meeting. TEACHERS STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF THE TEACHERS NOMINEES AND A VOTE FOR THE TEACHERS BYLAW PROPOSAL.

                         CERTAIN ADDITIONAL INFORMATION

       The Company Proxy Materials contain additional information with respect to the number of shares outstanding at the close of business on the Annual Meeting Record Date, the Company's Nominees for the election of directors and other proposals, the beneficial owners of five percent (5%) or more of the shares of the Common Stock, the share ownership of the Company's officers and directors, filings made pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended, the date by which stockholder proposals intended to be submitted at the 1999 Annual Stockholders Meeting must be received by the Company for inclusion in its proxy statement for such meeting, as well as information relating to other matters. Such information, which the Company has not and will not independently verify, is incorporated by reference in this Proxy Statement in reliance on the Company, except to the extent that such information contradicts information contained in this Proxy Statement or is otherwise adverse. A copy of the Company's Proxy material will be provided, without charge, upon written or oral request by first class mail or other equally prompt means within one business day of receipt of such request.


                        YOUR VOTE IS EXTREMELY IMPORTANT

1. Please COMPLETE, SIGN, DATE and MAIL YOUR BLUE proxy card in the enclosed postage-paid envelope. If you wish to vote FOR the Teachers Nominees and FOR the Teachers Bylaw Proposal, you must submit the enclosed BLUE proxy card. If you wish to vote for one of the Company Nominees, you must (i) submit the enclosed BLUE proxy card indicating your grant of authority to vote FOR the Teacher's Nominees and to vote FOR the Teachers Bylaw Proposal, (ii) submit the Company's [WHITE] proxy card indicating that you WITHHOLD AUTHORITY to vote for at least eight Company Nominees by writing the names of each of the nominees that you do not desire to vote for in the space indicated on such proxy card, (iii) staple Teachers' and the Company's proxy cards together, (iv) date both proxy cards the same date and (v) submit both proxy cards in the enclosed postage pre-paid envelope that is addressed to Teachers.

2. If you have already voted the Company's proxy card, you have every legal right to change your mind and vote FOR the Teachers Nominees and FOR the Teachers Bylaw Proposal on the BLUE proxy card. Only your latest dated proxy card will count.

3. If your shares are held for you by a bank or brokerage firm, only your bank or broker can vote your shares and only after receiving your instructions. Please call your bank or broker and instruct your representative to vote FOR the Teachers Nominees and FOR the Teachers Bylaw Proposal on the BLUE proxy card.

4.     Time is short.  Please vote today!

       If you have questions or need assistance in voting your shares or in changing your vote, please contact Clifford S. Haye at (212) 916-4247.


May _____, 1998

                                                                      APPENDIX A

                       ADDITIONAL INFORMATION CONCERNING
                     PARTICIPANTS IN THE PROXY SOLICITATION

       The following table sets forth the name, business address, and the number of shares of voting securities of the Company beneficially owned by each of the participants in this Proxy Solicitation or their associates as of ____________, 1998.

       Except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Teachers, none of the persons participating in this solicitation on behalf of Teachers, the Teachers Nominees nor any associates of any of the foregoing persons (I) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the pat two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement of understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or
(vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Teachers, none of the persons participating in this solicitation on behalf of Teachers, the Teachers Nominees, nor any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

                                              Amount of                     Approximate
 Name and Business Information           Beneficial Ownership          Percentage of Class(1)
 -----------------------------           --------------------          ----------------------
 Teachers Insurance and Annuity               8,607,637                        17.7%
 Association of America

 Jacob C. Baum                                    0                              0
 Suzanne Hopgood                               4,222(2)                          *
 Damien W. Kovary                                 0                              0

 William J. Nightingale                           0                              0

 Gilbert C. Osnos                             12,222(2)                          *

 Barry W. Ridings                                0                               0

* Owns Less than 1%

(1) Based on 48,675,168 shares of Common Stock outstanding as of April 27, 1998, as listed in the Company's Form 10-Q for the quarterly period ended March 31, 1998.

(2)    Includes options to purchase 2,222 shares at $1.00 per share.

                                                                      APPENDIX B

            TRANSACTIONS IN SHARES OF FURR'S/BISHOP'S, INCORPORATED

       The following table sets forth information with respect to all purchases and sales of all securities of the Company by Teachers and its affiliates and the Teachers Nominees during the past two years. No part of the purchase price of any of the shares purchased by the participants as reflected below was represented by borrowed funds or otherwise obtained for the purpose of acquiring or holding such securities.

I.     Transactions by Teachers.

                                 AMOUNT OF 12% SENIOR SECURED
                DATE                  NOTES DUE 2001 SOLD
                ----             ----------------------------
               November 24, 1997            $ 2,750,000
               February 19, 1998            $ 1,150,000
               March 19, 1998               $ 4,277,438.44

II.    Transactions by Suzanne Hopgood.

                                              NUMBER OF SHARES OF
                DATE                         COMMON STOCK PURCHASED
                ----                         ----------------------
           April 3, 1997                              2,000

III.   Transactions by Gilbert Osnos.

                                              NUMBER OF SHARES OF
                DATE                         COMMON STOCK PURCHASED
                ----                         ----------------------
           April 3, 1997                             10,000

       In consideration for indemnification obligations, the Company delivered to Teachers, as payee, a promissory note dated January 14, 1998 in the principal amount of $756,392.

                                BLUE PROXY CARD

                     PROXY SOLICITED ON BEHALF OF TEACHERS
           INSURANCE AND ANNUITY ASSOCIATION OF AMERICA ("TEACHERS")
                 FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                         FURR'S/BISHOP'S, INCORPORATED
                           TO BE HELD ON MAY 28, 1998


         The undersigned stockholder of Furr's/Bishop's, Incorporated (the "Company") hereby appoints ____________________________ and
____________________________, and each of them acting alone, as lawful attorneys and proxies with several power of substitution, for and in the name of the undersigned to represent, and vote, as designated on the reverse side, all shares of the Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on May 28, 1998, 10:00 a.m. local time, or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.


             TEACHERS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES

1.    ELECTION OF DIRECTORS:

      (   )  FOR all nominees listed to the right
             (except as marked to the contrary below)
                                                         Jacob C. Baum
                                                         Suzanne Hopgood
                                                         Damien W. Kovary
                                                         William J. Nightingale
                                                         Gilbert C. Osnos
                                                         Barry W. Ridings

      (   )  WITHHOLD AUTHORITY to vote
             for all nominees listed to the right


         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

         ---------------------------------------------------------------

             TEACHERS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL

2. BYLAW PROPOSAL OF TEACHERS: To adopt the following:

      RESOLVED, that it is the best interests of the Company to approve an amendment to the first sentence of Article III, Section 1 of the Company's Bylaws as follows:

          "The Board of Directors shall consist of seven members"; and

      RESOLVED FURTHER, it is the desire of the Stockholders that the Bylaws of the Company shall be deemed amended as set forth above and the Board of Directors of this Company is hereby authorized and directed to take any and all action necessary to effectuate the foregoing.

              For                          Against                      Abstain
          ----                         ----                        ----
3.        DISCRETIONARY AUTHORITY:

          In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. If the management of the Company refuses to bring the TEACHERS' NOMINEES or the TEACHERS BYLAW PROPOSAL before the Annual Meeting, the proxies are authorized to withhold, in their discretion, all votes.

THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED ABOVE AND "FOR" THE TEACHERS BYLAW PROPOSAL, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER MATTERS.

TO THE EXTENT ANY NOTICE MAY BE REQUIRED UNDER THE COMPANY'S CERTIFICATE OF INCORPORATION OR BYLAWS FOR ADOPTION OF THE TEACHERS BYLAW PROPOSAL. YOUR EXECUTION OF THIS PROXY SHALL BE DEEMED FOR ALL PURPOSES YOUR ACKNOWLEDGMENT THAT YOU HAVE RECEIVED NOTICE OF THE TEACHERS BYLAW PROPOSAL OR, TO THE EXTENT REQUIRED, YOU HAVE VALIDLY WAIVED ANY PRIOR NOTICE REQUIREMENT OF THE TEACHERS BYLAW PROPOSAL.

IF STOCK IS JOINTLY HELD, EACH JOINT OWNER SHOULD SIGN, WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, CORPORATE OFFICER OR PARTNER, PLEASE GIVE FULL TITLE OR CAPACITY.

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREIN.


                                 Signature(s):
                                              ----------------------------------
                                 Printed Name:
                                              ----------------------------------
                                 Title:
                                       -----------------------------------------
                                 Dated:
                                       -----------------------------------------